UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2009

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On October 30, 2009, Pathfinder Bancorp, Inc. issued a press release disclosing third quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, not shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated October 30, 2009 reporting financial results for the fiscal quarter ending September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: October 30, 2009	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Exhibit No.                      Description

Ex-99.1                                3rd Quarter 2009 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter Earnings

Oswego, New York, October 30, 2009………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $567,000, or $0.22 per diluted share, for the three months ended September 30, 2009 as compared to net loss of $838,000, or $0.34 per diluted share for the same period in 2008.  For the nine months ended September 30, 2009, the Company reported net income of $1.2 million, or $0.46 per share, compared to a net loss of $206,000, or $0.08 per share, for the same period in 2008.

“The Company is experiencing positive trends in earnings, growth and asset quality”, according to Thomas W. Schneider, President and CEO.  “The continued execution of our business plan has positioned the Company to take advantage of an expanding margin while prudently managing credit, liquidity and interest rate risk in this highly uncertain economic environment.  Prior period comparatives are hindered by losses taken in the third quarter of 2008 on other than temporary impairment charges in our investment portfolio.  However at September 30 2009, we have attained record levels in total deposits, total loans, and total assets, while recording near record level earnings.”

“In September, the Company closed on a transaction with the United States Treasury whereby the Company received $6.8 million in capital in exchange for preferred stock and warrants as part of the Treasury Department’s Capital Purchase Program (CPP).”  Schneider stated.  “Participation in the CPP provides the Company a reasonable and pragmatic source of capital that will be used to continue the growth and diversification of our lending portfolio to the residents and small businesses within our expanding market area.”

Net interest income for the quarter ended September 30, 2009 increased 8% when compared to the same period during 2008.  The increase in net interest income was the result of a decrease in interest expense of $486,000, or 26%, partially offset by a decrease in interest income of $268,000.  Net interest rate spread increased to 3.51% for the third quarter of 2009, from 3.29% for the same period in 2008.  Average interest-earning assets increased 2% to $329 million for the quarter ended September 30, 2009, as compared to $321 million for the same quarter in 2008.  The yield on interest-earning assets decreased 49 basis points to 5.35% compared to 5.84% for the same period in 2008.  The increase in average earning assets is primarily attributable to a $13.9 million increase in the average balance of the loan portfolio and a $9.3 million increase in the average balance of interest-earning deposits, offset by a decrease in the average balance of the investment securities portfolio of $15.3 million.  Average interest-bearing liabilities increased $8.8 million and the associated cost of funds decreased 72 basis points to 1.83% from 2.55% for the same period in 2008.  The increase in average interest-bearing liabilities resulted from a $25.5 million increase in deposits, offset by a $16.7 million decrease in the average balance of borrowed funds.

Provision for loan losses for the quarter ended September 30, 2009 decreased to $247,000 from $270,000 for the same period in 2008.  Allowance for loan losses to period end loans increased to 1.16% at September 30, 2009, as compared to 0.99% at December 31, 2008.  Nonperforming loans to period end loans increased to 0.97% at September 30, 2009, from 0.93% at December 31, 2008.  Management believes the financial strength of the individual borrowers, combined with the related value of any underlying collateral, will not result in any recorded loss beyond currently established reserves.

Non-interest income, exclusive of net gains and losses from securities, loans and foreclosed real estate, and other-than-temporary impairment charges, increased to $726,000 for the quarter ended September 30, 2009 compared to $718,000 for the same quarter in the prior year.

Net gains and losses from the sales of securities, loans and foreclosed real estate increased to net gains of $246,000 for the quarter ended September 30, 2009, as compared to a net loss of $1.9 million when compared to the same quarter of 2008. The increase in net securities gain and losses is the result of the gains recognized on the sale of four government and agency securities, two mortgage backed securities and one corporate bond, compared to the other-than-temporary impairment charges totaling $1.8 million recorded in the same quarter of 2008.  The increase in gains from the sale of net loans and foreclosed real estate is the result of the sale of fixed rate loans into the secondary market, offset by the loss on sale of two foreclosed real estate properties, compared to the loss on sale of three foreclosed real estate properties in the same quarter of 2008.

Non-interest expenses increased $402,000, or 16.3%, when compared to the same period in the prior year. $202,000 of the increase was due to an increase in FDIC assessments.  An increase in salaries and employee benefits of $118,000 was due to a $60,000 increase in pension plan expense with the remaining increase primarily the result of salary increases.  Professional and other services increased $81,000, which is due to the combination of a $50,000 increase in advertising expenses incurred in connection with the Bank’s 150th anniversary celebration, and $31,000 in other professional services due to legal fees associated with the company’s participation in the US Treasury Departments Capital Purchase Plan.

Government Sponsored Programs

On September 11, 2009, Pathfinder Bancorp, Inc. entered into an agreement with the United States Department of Treasury pursuant to which Pathfinder Bancorp, Inc. issued and sold to the Treasury 6,771 shares of fixed rate cumulative perpetual preferred stock and warrants to purchase 154,354 shares of the Company’s common stock for a total price of $6,771,000.  The preferred stock pays cumulative dividends at a rate of 5% per annum for the first five years and thereafter at a rate of 9% per annum.  The preferred stock is generally non-voting.  The warrants have a ten-year term and are immediately exercisable at a price of $6.58 per share.   The board and management believe that in the present national economic risk environment that enhancing the Company’s capital ratios is both prudent and potentially opportunistic as we move into the next business cycle.  The increase to capital will continue to support the company’s lending activities to individuals, families, and businesses in our communities.

The Company is participating in the FDIC’s Temporary Liquidity Guarantee Program, including the transaction account guarantee program, which insures all non-interest bearing transaction accounts regardless of dollar amount.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008

Condensed Income Statement
Interest and dividend income	$4,391	$4,659	$13,262	$13,665
Interest expense	1,392	1,878	4,673	5,835
Net interest income	2,999	2,781	8,589	7,830
Provision for loan losses	247	270	654	550
Net interest income after provision for loan losses	2,752	2,511	7,935	7,280
Noninterest income excluding net gains (losses) on
securities, loans and foreclosed real estate	726	718	2,015	2,069
Net gain (losses) on securities,
loans and foreclosed real estate	246	(1893)	101	(2,229)
Noninterest expense	2,864	2,462	8,254	7,408
Income before taxes	860	(1126)	1,797	(288)
Provision (Benefit) for income taxes	293	(288)	620	(82)
Net Income (Loss)	$567	$(838)	$1,177	$(206)

Key Earnings Ratios
Return on average assets	0.63%	-0.97%	0.44%	-0.08%
Return on average equity	10.09%	-15.65%	7.52%	-1.25%
Net interest margin (tax equivalent)	3.77%	3.50%	3.49%	3.38%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832	2,484,832	2,483,944
Basic earnings per share	$0.22	$(0.34)	$0.46	$(0.08)
Diluted earnings per share	0.22	(0.34)	0.46	(0.08)
Cash dividends per share	0.0300	0.1025	0.0900	0.3075
Book value per share		-	11.45	8.33

	September 30,	December 31,	September 30,
	2009	2008	2008
Selected Balance Sheet Data
Assets	$364,982	$352,760	$352,788
Earning assets	333,873	324,872	321,397
Total loans	254,425	249,872	243,223
Deposits	292,618	269,438	264,753
Borrowed Funds	34,000	51,975	57,155
Loan Loss Reserves	2,960	2,472	2,241
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	28,450	19,495	20,591

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.02%	-0.01%
Allowance for loan losses to period end loans	1.16%	0.99%	0.92%
Allowance for loan losses to nonperforming loans	120.42%	106.41%	83.71%
Nonperforming loans to period end loans	0.97%	0.93%	1.10%
Nonperforming assets to total assets	0.79%	0.75%	0.85%